LEGGETT & PLATT, INCORPORATED AND SUBSIDIARIES      Exhibit 11
                        COMPUTATIONS OF EARNINGS PER SHARE


(Amounts in millions, except
   per share data)
                          				    Nine Months Ended           Three Months Ended
   			                              September 30,                September 30,
                          				    -----------------           ------------------
                    		             1996       1995             1996        1995
                          	  			  ------     ------	          ------   	  ------
EARNINGS PER SHARE

Weighted average number of
  common shares outstanding         89.3       88.4             89.8        88.8

Dilution from outstanding stock
  options-computed using the
  "treasury stock" method            1.8        1.3              2.2         1.4
                                  ------     ------           ------      ------
Weighted average number of
  common shares outstanding as
  adjusted	            	            91.1       89.7             92.0        90.2
                                  ======     ======           ======	     ======
Net Earnings Before
  Extraordinary Item             $ 108.3    $ 101.6	         $  44.0     $  31.6
                     			          ======     ======	          ======	     ======
Net Earnings 		                  $  95.8    $ 101.6	         $  44.0     $  31.6
                                  ======     ======	          ======      ======
Earnings Per Share

Net Earnings Before
  Extraordinary Item 	           $  1.19    $  1.13    	     $   .48     $   .35
                            				  ======     ======	          ======	     ======
Net Earnings 		                	 $  1.05    $  1.13  	       $   .48     $   .35
                            				  ======     ======    	      ======	     ======